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                                  EXHIBIT 5









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                                  (315) 449-6436

                                              May 31, 1994


Agway Inc.
333 Butternut Drive
DeWitt, NY  13214

Gentlemen:

As Associate General Counsel of Agway Inc. (the "Company"), I am acting as your legal counsel for the Agway Inc. Employees' Thrift Investment Plan (the "Plan") in connection with the registration of $12 million of participations in the Plan, being registered with the Securities and Exchange Commission on Form S-8. I am familiar with the relevant documents and materials used in preparing such registration.

Based upon my review of the relevant documents and materials, it is my opinion that:

         (a) The Plan has been duly authorized for participation by eligible employees of the Company in accordance with the terms of the Plan;

         (b) The interests in the Plan will be fully paid upon receipt of employee contributions;

         (c) The Plan has recently been restated using a 401(k) profit sharing plan previously approved under the Internal Revenue Service's "Volume Submitter" program.

                 The Company intends to submit the Plan to the District Director of the Internal Revenue Service's Brooklyn
                 Key District and to request from the District Director a favorable determination letter as to the Plan's qualified status under Internal Revenue Code Section 401(a). Because we tailored the "Volume Submitter" pattern plan to fit the Company's circumstances, the Plan will be submitted as an individually designed plan rather than a true "Volume Submitter" plan. The Company, therefore, may have to make some modifications to the Plan at the request of the Internal Revenue Service in order to obtain a favorable

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Agway Inc.
Page 2
May 31, 1994

                 determination
                 letter, but I do not expect any of these modifications to be material. The Company will make any required modifications.

                 Because the provisions of the enclosed restated Plan are based upon an approved "Volume Submitter" plan and because Agway will make any modifications required by the Internal Revenue Service, it is my opinion that the Internal Revenue Service will issue a favorable determination letter as to the qualified status of the Plan, as modified at the request of the Internal Revenue Service, under Internal Revenue Code Section 401(a), subject to the customary condition that continued qualification of the Plan, as modified, will depend upon its effect and operation.

This letter is written to be used as an exhibit in the filing the Registration Statement. You may use my name under the caption "Legal Opinion" in the Prospectus, which will be maintained by the Plan in accordance with the rules in the filing of the Registration Statement on Form S-8.
                                                Very truly yours,



                                                Nels G. Magnuson
                                                Associate General Counsel

NGM/df